Rule 10f-3 Transaction Exhibit
Nuveen Multistate Trust II
Nuveen Connecticut Municipal Bond Fund
FILE #811-07755
ATTACHMENT 77O

<c>TRADE DATE
<c>DESCRIPTION OF SECURITY
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
<c>11/29/07
<c>Connecticut Health and Education - Quinnipiac University
<c>$133,510,000
<c>$4,687,808.00
<c>J.P. Morgan Securities, Inc.
Merrill Lynch & Co.
RBC Capital Markets
<c>Merrill Lynch, Pierce, Fenner & Smith Incorporated